As filed with the Securities and Exchange Commission on November 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alaunos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1475642
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 E. Las Olas Blvd.,

Suite 300

Fort Lauderdale, FL 33301

(346) 355-4099

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Holger Weis

Chief Executive Officer

Alaunos Therapeutics, Inc.

501 E. Las Olas Blvd.,

Suite 300

Fort Lauderdale, FL 33301

(346) 355-4099

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Branden C. Berns

Melanie E. Neary

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

(415) 393-8373

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2026

PROSPECTUS

Alaunos Therapeutics, Inc.

382,090,789 Shares

Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition by the selling stockholders identified herein (the “Selling Stockholders”), of up to (i) 105,286,000 shares of our common stock, par value $0.001 per share (“Common Stock”) (the “Merger Conversion Series B Shares”), issuable upon the conversion of 105,286 shares (the “Merger Series B Preferred Shares”) of our Series B Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), (ii) 33,054,000 shares of Common Stock (the “Merger Conversion Series C Shares” and, together with the Merger Conversion Series B Shares, the “Merger Conversion Shares”) issuable upon the conversion of 33,054 shares (the “Merger Series C Preferred Shares” and, together with the Merger Series B Preferred Shares, the “Merger Preferred Shares”) of our Series C Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), (iii) 687,789 shares of Common Stock (the “Private Placement Common Shares”) and (iv) 243,063,000 shares of Common Stock (the “Private Placement Conversion Shares”) issuable upon the conversion of 243,063 shares of our Series C Preferred Stock (the “Private Placement Preferred Shares” and, together with the Private Placement Common Shares, the “Private Placement Shares”). Subject to receiving approval by our stockholders of: (a) the issuance of shares of Common Stock upon conversion of Series B Preferred Stock and Series C Preferred Stock in accordance with Nasdaq rules (the “Conversion Approval”) and (b) an amendment to our certificate of incorporation to increase the number of authorized shares of Common Stock to a number sufficient to permit the conversion in full of all outstanding shares of Series B Preferred Stock and Series C Preferred Stock (the “Authorized Share Increase” and, together with the Conversion Approval, the “Stockholder Approval”), and certain beneficial ownership limitations set by each preferred stockholder, each share of Series B Preferred Stock may, at the option of the holder, convert into 1,000 shares of Common Stock, and each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock. The shares of Common Stock registered by this prospectus are referred to herein as the “Resale Shares.”

The Merger Preferred Shares were issued to former stockholders of Velaris Therapeutics, Inc., a Delaware corporation (“Velaris”), in connection with our acquisition of Velaris (the “Asset Acquisition”), which closed on October 13, 2026. The Private Placement Shares were issued and sold to accredited investors in a private placement (the “PIPE” and, together with the Asset Acquisition, the “Transactions”), which closed on October 14, 2026. We are not offering or selling any Resale Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Resale Shares by the Selling Stockholders.

The Selling Stockholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Resale Shares hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their Resale Shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

You should carefully read this prospectus and any applicable prospectus supplement, as well as any documents incorporated by reference herein or therein, before you invest in any of the securities being offered.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “TCRT.” On November 11, 2026, the last reported sales price for our Common Stock was $1.61 per share.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 9 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is     , 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the securities described in this prospectus in one or more offerings. Information about the Selling Stockholders may change over time.

This prospectus provides you with a general description of the securities the Selling Stockholders may offer. Each time the Selling Stockholders sell shares of Common Stock using this prospectus, to the extent necessary and required by law, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares of Common Stock being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in shares of our Common Stock. See “Where You Can Find More Information” for more information.

This prospectus contains and incorporates by reference information that you should consider when making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference herein and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

In this prospectus, unless the context otherwise requires, the terms “Alaunos,” the “Company,” “we,” “us,” and “our” refer to Alaunos Therapeutics, Inc., a Delaware corporation, and, where appropriate, its consolidated subsidiaries.

This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

All references to “our product candidates,” “our programs” and “our pipeline” in this prospectus include the research programs with respect to which we have the option to acquire intellectual property license rights to pursuant to the Research Letter Agreement, by and between Velaris and Paragon Laboratories, Inc. (“Paragon”), dated July 17, 2026 (the “Paragon Letter Agreement”), and the Fusion Protein Discovery and Option Agreement by and between Velaris and Paragon, dated October 13, 2026 (the “Paragon Option Agreement”), which we assumed pursuant to the Asset Acquisition. As of the date of this prospectus, we have not exercised the option under the Paragon Letter Agreement or the Paragon Option Agreement with respect to any research program or entered into any license agreement.

For investors outside of the United States, neither we nor the Selling Stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.

All statements, other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding: the Conversion Approval; our ability to achieve the expected benefits or opportunities and related timing with respect to the Asset Acquisition of Velaris; our future results of operations and financial position, business strategy, the length of time that we believe our existing cash resources will fund our operations, our market size, our potential growth opportunities, our preclinical and future clinical development activities, the efficacy and safety profile of our product candidates, the potential therapeutic benefits and economic value of our product candidates, the timing and results of preclinical studies and clinical trials, the expected impact of adverse macroeconomic conditions, including inflation, slower growth or recession, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), volatility in financial markets and other challenges in the global economy, and the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates are forward-looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “predict,” “target,” “intend,” “could,” “would,” “should,” “project,” “plan,” “expect,” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that might cause such a difference include those discussed in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes and other information incorporated by reference herein, before making an investment decision.

All references to “our product candidates,” “our programs” and “our pipeline” in this prospectus include the research programs with respect to which we have the option to acquire intellectual property license rights to pursuant to the Paragon Letter Agreement and the Paragon Option Agreement, which we assumed pursuant to the Asset Acquisition. As of the date of this prospectus, we have not exercised the option under the Paragon Letter Agreement or the Paragon Option Agreement with respect to any research program or entered into any license agreement.

Company Overview

We are a biopharmaceutical company developing a pipeline of potentially transformative therapies for pulmonary arterial hypertension (“PAH”) and related cardiopulmonary disease. In the Asset Acquisition (as defined below), we bolstered our pipeline with the addition of product candidates for the treatment of PAH and related cardiopulmonary disease, led by VLR199, a proprietary activin receptor type IIA-Fc ligand trap, and the assumption of the Paragon Option Agreement. VLR199 is designed to replicate the clinically validated pharmacology of Winrevair® (sotatercept), marketed by Merck, but is being developed with elements intended to improve upon its profile, including dosing strategies, presentation and indication selection. Winrevair is the only approved ActRII-Fc ligand trap and has a differentiated mechanism from the traditional vasodilators approved for PAH. We intend to submit an IND or CTA for VLR199 in the second half of 2027, with initial clinical proof-of-concept data from a Phase 1 trial anticipated in 2028. We also intend to pursue additional indications beyond PAH where activin signaling inhibition could benefit patient outcomes.

In addition to VLR199, we are developing VLR247, VLR258 and VLR360. VLR247 and VLR258 are designed to retain the clinical activity of Winrevair but improve upon the safety profile by sparing bone morphogenetic proteins 9 and 10. VLR360 is a monoclonal antibody directed to platelet-derived growth factor B, which is designed to be an orthogonal approach from activin signaling to treating PAH and thus has potential as a monotherapy as well as in combination with our other assets. Our pipeline also includes ALN1003, our preclinical oral candidate for obesity and metabolic disease.

Recent Developments

On October 13, 2026, we effected the Asset Acquisition to acquire Velaris in accordance with the terms of the Agreement and Plan of Merger, dated as of October 13, 2026 (the “Acquisition Agreement”), by and among the Company, Valkyrie Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Valkyrie Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Velaris. Pursuant to the Acquisition Agreement, First Merger Sub merged with and into Velaris, pursuant to which Velaris was the surviving corporation and became a wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, Velaris merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity and changed its name to “Velaris Therapeutics, LLC”.

The Asset Acquisition was structured as a stock-for-stock transaction pursuant to which (i) each outstanding share of Velaris common stock was converted into the right to receive a number of shares of Series C Preferred Stock equal to the exchange ratio of 5.2643 divided by 1,000 and (ii) each outstanding share of Velaris preferred stock was converted into the right to receive a number of shares of Series B Preferred Stock equal to the exchange ratio of 5.2643 divided by 1,000, for aggregate consideration of 105,286 shares of Series B Preferred Stock (or 105,286,000 shares on an as-converted-to-Common Stock basis) and 33,054 shares of Series C Preferred Stock (or 33,054,000 shares on an as-converted-to-Common Stock basis), in addition to the assumption of outstanding and unexercised options to purchase shares of Velaris common stock, which were converted into options to purchase 972,432 shares of Common Stock from the Velaris 2026 Equity Incentive Plan.

With respect to the Asset Acquisition, we determined that Alaunos was the acquiror for accounting purposes under ASC 805-10-25-4 and ASC 805-10-55-11. The primary factors considered were (a) the relative voting rights in the combined entity not resulting in a change of control, (b) legacy members of our board of directors maintained control of the board, and (c) the composition of senior management remained the same at the closing of the Transactions. Next, we considered whether the Asset Acquisition should be defined as a business under ASC 805. ASC 805-10-55-5A through 55-5C describe a screen test to determine whether an acquired set of assets and activities is not a business. We determined that substantially all (greater than 90%) of the fair value of the assets acquired were concentrated in a single asset, Velaris’s Option to license intellectual property rights related to certain of its programs pursuant to the Paragon Letter Agreement and the Paragon Option Agreement. Accordingly, we treated the Asset Acquisition as an asset acquisition for accounting purposes. Even if the transaction would have failed the screen test, Velaris lacked the financial resources to have inputs, processes, and outputs to constitute a business under ASC 805. Following the Asset Acquisition, we will need to invest in infrastructure and the continuing research and development being conducted under the Paragon Letter Agreement and the Paragon Option Agreement to be able to have any measurable outputs.

Concurrently with the execution of the Acquisition Agreement, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) for a PIPE investment with existing and new investors (the “Investors”) to raise approximately $350.0 million, pursuant to which the Investors purchased an aggregate of 687,789 shares of Common Stock at a price of $1.4357 per share and 243,063 shares of Series C Preferred Stock (or 243,063,000 shares on an as-converted-to-Common Stock basis) at a price of $1,435.70 per share (or $1.4357 per share on an as-converted-to-Common Stock basis). The PIPE included participation from Fidelity Management & Research Company, Venrock Healthcare Capital Partners, Wellington Management, Janus Henderson Investors, Access Industries, BB Biotech, TCGX, T. Rowe Price, Deep Track Capital, Blackstone Multi-Asset Investing and Perceptive Advisors. The PIPE closed on October 14, 2026.

The Transactions were approved by our board of directors and the board of directors and stockholders of Velaris. The closings of the Transactions were not subject to the approval of Alaunos stockholders. Subject to the Conversion Approval and certain beneficial ownership limitations set by each holder, each share of Series B Preferred Stock will be convertible at the option of the holder into 1,000 shares of Common Stock and each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock. We expect to file a proxy statement with the SEC to solicit such Conversion Approval, among other matters, at a special meeting of Alaunos stockholders (the “Special Meeting”). Except as otherwise required by law (e.g., voting on a change to the authorized shares of Series B Preferred Stock or the rights of such shares as required by the Delaware General Corporation Law) and the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Series B Certificate of Designation”), the Series B Preferred Stock does not have voting rights. Except as otherwise required by law (e.g., voting on a change to the authorized shares of Series C Preferred Stock or the rights of such shares as required by the Delaware General Corporation Law) and the Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock (the “Series C Certificate of Designation”), the Series C Preferred Stock does not have voting rights. For more information on the Series B Preferred Stock and the Series C Preferred Stock, please refer to the Series B Certificate of Designation and the Series C Certificate of Designation, respectively, which are incorporated by reference herein and attached as Exhibits 3.1 and 3.2 to our Current Report on Form 8-K filed with the SEC on October 13, 2026.

In connection with the execution of the Acquisition Agreement, Alaunos and Velaris entered into stockholder support agreements (the “Support Agreements”) with certain stockholders of Alaunos and its officers and directors (together with affiliated entities), which collectively own an aggregate of approximately 8.0% of the outstanding shares of Common Stock. The Support Agreements provide that, among other things, each of the parties thereto has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Conversion Approval and the other proposals described above at the Special Meeting.

Concurrently and in connection with the execution of the Acquisition Agreement, certain Velaris stockholders as of immediately prior to the Asset Acquisition and certain of the directors and officers and certain stockholders of the Company as of immediately prior to the Asset Acquisition entered into lock-up agreements with Alaunos and Velaris, pursuant to which each such stockholder will be subject to a 180-day lockup on the sale or transfer of shares of Common Stock held by each such stockholder at the closing of the Asset Acquisition, including those shares received by such Velaris stockholders in the Asset Acquisition.

For more information about the Transactions, you should refer to our Current Report on Form 8-K filed with the SEC on October 13, 2026, which is incorporated by reference herein.

Corporation Information

We originally incorporated in Colorado in September 1998 and re-incorporated in Delaware on May 16, 2005. On October 13, 2026, we completed the Asset Acquisition, pursuant to which Velaris became our wholly owned subsidiary, and all of Velaris’s outstanding equity interests were exchanged for consideration from the Company of 105,286 shares of Series B Preferred Stock (or 105,286,000 shares on an as-converted-to-Common Stock basis) and 33,054 shares of Series C Preferred Stock (or 33,054,000 shares on an as-converted-to-Common Stock basis), in addition to the assumption of outstanding and unexercised options to purchase shares of Velaris common stock. Our principal executive offices are located at 501 E. Las Olas Blvd., Suite 300, Fort Lauderdale, FL 33301, and our telephone number is (346) 355-4099. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus.

Our Relationship with Fairmount and Paragon

In connection with the Asset Acquisition, we assumed the rights and obligations of Velaris under the Paragon Letter Agreement and the Paragon Option Agreement. Each of Paragon Laboratories L.P. (“Paragon L.P.”) and Palaris Holding LLC (“Palaris”), an affiliate of Paragon L.P., received 13,161 shares of Series C Preferred Stock in the Asset Acquisition. Neither Paragon L.P. nor Palaris currently beneficially owns more than 5% of a class of our voting securities, and neither is expected to do so following the Conversion Approval. One of our directors, Peter Harwin, is affiliated with Fairmount and was appointed in accordance with the Acquisition Agreement; following the Conversion Approval, three additional directors designated by Fairmount will be appointed to the Board of Directors. We consider Paragon L.P., Palaris and Fairmount to be related parties. See the section titled “Paragon Option Agreement” below for more information on the Paragon Option Agreement.

Paragon Option Agreement

On July 17, 2026, Velaris entered into the Paragon Letter Agreement, under which Paragon agreed to conduct research programs for Velaris and granted Velaris an exclusive option, on a research program-by-research program basis, to enter into a discovery and option agreement for each program. Velaris exercised that option with respect to the first two research programs under the Letter Agreement, and on October 13, 2026, Velaris and Paragon entered into a Fusion Protein Discovery and Option Agreement (the “Paragon Option Agreement”), which memorializes the continuation of those two programs, supersedes the Letter Agreement with respect to them and establishes a framework for additional research programs. The Letter Agreement remains in effect with respect to its other three research programs, as described below. In connection with the Asset Acquisition, we assumed the rights and obligations of Velaris under the Paragon Option Agreement and the Letter Agreement. Under the terms of the Paragon Option Agreement, Paragon agreed to perform certain research activities to discover, generate, identify and characterize one or more Fc fusion protein candidates that comprise the extracellular domain of a single mutually agreed receptor (each, a “Research Program”). The Paragon Option Agreement includes three Research Programs: Research Program 1, for fusion proteins of activin A receptor type-2A (“ActRIIA”); Research Program 2, for fusion proteins of activin A receptor type-2B (“ActRIIB”); and Research Program 3, for fusion proteins of ActRIIA that spare BMP9/10 signaling. From time to time, we may choose to add additional Research Programs and receptors to the Paragon Option Agreement by mutual agreement with Paragon, and either party may accept or reject a proposed Research Program in its sole discretion.

The Paragon Option Agreement requires us and Paragon to agree on a research plan for each target that includes design, modeling, synthesis, evaluation and other mutually agreed activities (each, a “Research Plan”), which activities primarily include performing preclinical studies. Paragon will use commercially reasonable efforts to perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two representatives designated by us and two representatives designated by Paragon, with us and Paragon each having one vote. If the committee cannot reach consensus, technical and scientific decisions are made by Paragon and budget and other decisions are made by us. Following completion of the fusion protein production activities under a Research Plan, Paragon will deliver to us a data package that includes sequence information for all then-existing fusion proteins for such Research Program, together with samples upon our request and at our expense, to enable us to evaluate our option.

Under the Paragon Option Agreement, we have an option (an “Option”), on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms (a “License Agreement”). During the term of the Paragon Option Agreement, Paragon has also granted us a limited, exclusive, royalty-free license under such intellectual property solely to evaluate the Option. Each License Agreement will include (a) an exclusive, worldwide, royalty-bearing license, with the right to sublicense through multiple tiers, under Paragon’s rights in the intellectual property resulting from the applicable Research Program to develop, manufacture and commercialize the fusion proteins of the selected receptor, derivatives thereof and products containing them, and (b) a non-exclusive, worldwide, royalty-bearing license under certain other patents controlled by Paragon that expressly recite the sequence of a licensed fusion protein and are necessary to develop, manufacture or commercialize it. The licenses will be limited to the development and commercialization of the licensed fusion proteins as monospecific Fc fusion proteins; we will have no right under a License Agreement to develop or commercialize any multispecific molecule, antibody-drug conjugate, cell therapy or other modality incorporating a licensed fusion protein or its receptor domain, or to use the Fc domain of a licensed fusion protein other than as part of a licensed fusion protein, and Paragon retains all rights not expressly granted, including the right to use the resulting data for any purpose, subject to the exclusivity described below. The Option with respect to each Research Program is exercisable at our sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending 120 days following our receipt of the data package for such Research Program, or such longer period as the parties agree (an “Option Period”). There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreement. Activities under a Research Plan may continue past the exercise of an Option or entry into a License Agreement. As of the date of this prospectus, we have not exercised the option for any of our programs.

Upon exercise of an Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 90 days, and if they are unable to do so, either party may require that the form of License Agreement be determined by binding arbitration before an independent licensing expert. Under the terms of a License Agreement, we expect that we will have sole authority over and control of the development, regulatory approval, manufacturing and commercialization of the licensed fusion proteins worldwide, and will own all regulatory approvals. Prior to entry into a License Agreement, Paragon is responsible for the prosecution, defense, maintenance and enforcement of patents related to the Research Program. Following entry into a License Agreement, we expect to control prosecution, defense, maintenance and enforcement of the licensed patents, subject to Paragon’s step-in rights. A License Agreement will continue until the expiration of the last royalty obligation, and may be terminated by either party for the other’s uncured material breach, by Paragon if we challenge the licensed patents, and by us for convenience on 60 days’ notice. However, there is no assurance that we will successfully negotiate future License Agreements with Paragon or that the terms will not differ from those described in this prospectus.

Each license agreement under the Paragon Option Agreement will permit Paragon, in its sole discretion, to terminate the license, with the licensed rights reverting to Paragon, upon the occurrence of certain events, including if (i) the Company’s stockholders’ equity, as determined in accordance with the Nasdaq listing rules, does not exceed $200 million as of the end of the second full fiscal quarter following the closing of the Asset Acquisition, or the Company fails to timely file the periodic report including such balance sheet, or (ii) the Company fails to deliver freely tradeable shares of Common Stock within 120 days following an exercise of the warrants held by Paragon. Paragon may exercise this right within 180 days following the occurrence of such an event, and its right is not affected by any subsequent cure. Until Paragon’s reversion right expires, we may not, without Paragon’s consent, sublicense (other than to contractors), assign or grant a lien on the licensed rights, and upon any reversion we must transfer to Paragon the related data, regulatory filings and assignable third-party agreements and grant Paragon an exclusive license under our related intellectual property, in each case without further consideration.

We may terminate the Paragon Option Agreement or any research program for convenience upon 30 days’ prior written notice, subject to payment of accrued costs and non-cancellable obligations. Each party may terminate the Paragon Option Agreement for the other party’s uncured material breach or insolvency, and Paragon may terminate a research program if it is suspended or delayed for four consecutive months as a result of Velaris’s action or inaction. The Paragon Option Agreement also contains customary provisions relating to intellectual property, confidentiality and indemnification.

Unless terminated earlier, the Paragon Option Agreement shall continue in force on a Research Program-by-Research Program basis until the expiration or termination of the research term for such Research Program, which ends upon completion of the activities under the applicable Research Plan or, if earlier, upon the expiration of the Option Period without our exercise of the Option or the expiration of the 90-day License Agreement negotiation period without a License Agreement or a request for arbitration. We may terminate the Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon; provided, that we must pay Paragon any unpaid development costs accrued prior to termination, any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate any Paragon Option Agreement or any Research Program immediately upon written notice to us if, as a result of any action or failure to act by us or our affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a period of four consecutive months. Each party has the right to terminate the Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach (or 10 days’ notice in the case of a payment breach) that remains uncured during such period, (ii) the other party’s bankruptcy and (iii) a force majeure event continuing for more than 90 days.

Upon signing of the Paragon Option Agreement, Velaris became obligated to reimburse Paragon $18.5 million for research and development costs related to VLR199, VLR247, VLR258 and VLR360, other general and administrative costs incurred by Paragon through October 13, 2026 under the Letter Agreement (the “Pre-Effective Date Development Costs”), payable within 30 days after receipt of Paragon’s invoice. The Pre-Effective Date Development Costs include a 20% mark-up on third-party costs paid by Paragon, other than costs for toxicology, cell line development, process development, drug substance and drug product manufacturing, patent-related legal fees and general and administrative activities.

We are also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. Under the Paragon Option Agreement, we are required to pay Paragon a one-time, non-refundable research initiation fee of $3.0 million for each of Research Program 1 and Research Program 2, payable within 30 days following the later of finalization of the applicable Research Plan and the first closing of a financing in which Velaris sells equity securities to third parties (other than Paragon or Fairmount) for gross proceeds of more than $50.0 million (a “Qualified Financing”), subject to a $12.0 million cap on aggregate research initiation fees for Research Programs commenced before the first Qualified Financing. Under the Paragon Option Agreement, on a Research Program-by-Research Program basis, we are required to make one-time, non-refundable milestone payments to Paragon of up to a total of $62.5 million per product upon the achievement of certain development and regulatory milestones. As of the date of this prospectus, no milestone payments have become payable.

Any License Agreement entered into with respect to a given Research Program will contain the same milestone payment obligations as the Paragon Option Agreement, provided that any milestone set in the Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by us pursuant to the Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, we would also be required to make royalty payments to Paragon in the high single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.

Additionally, as part of the Paragon Option Agreement, we are obligated to issue to Paragon two warrants, each to purchase a number of shares of our Common Stock equal to 1.00% of our outstanding Common Stock as of the date of the grant on a fully diluted basis, with an exercise price equal to the fair market value of the underlying shares of our Common Stock on the applicable grant date and a term of ten years from the grant date.

As of the closing of the Asset Acquisition on October 13, 2026, Velaris had recognized $18.5 million of expense pursuant to the Paragon Option Agreement and the Letter Agreement, of which $17.9 million is research and development expense and $0.6 million is general and administrative expense. Of the research and development expense, $7.3 million is related to Research Program 1, $5.1 million is related to Research Program 2 and $1.3 million is related to Research Program 3. No payments were made by Velaris to Paragon prior to the closing of the Asset Acquisition. As of the date of this prospectus, we have paid Paragon an aggregate of $13.4 million, including $7.1 million related to Research Program 1, $0.9 million related to Research Program 2 and $1.2 million related to Research Program 3.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Information by Reference.”

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except, in each case, as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of any offering of securities made by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026 and Amendment No. 1 thereto, filed with the SEC on April 30, 2026;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 15, 2026 and August 14, 2026, respectively;

•

our Current Reports on Form 8-K (except for information contained therein which is furnished rather than filed) filed with the SEC on January  8, 2026, March  2, 2026, April  15, 2026, May  18, 2026, May  26, 2026, June  29, 2026, September  17, 2026, September  22, 2026, October  9, 2026, October  13, 2026, October  21, 2026 and October 23, 2026; and

•

the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on September 20, 2006, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Alaunos Therapeutics, Inc., Attn: Investor Relations, 501 E. Las Olas Blvd., Suite 300, Fort Lauderdale, FL 33301, telephone number (346) 355-4099. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the SEC.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders.

Subject to limited exceptions, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time by the Selling Stockholders identified in the table below of up to an aggregate of 382,090,789 shares of Common Stock, which represents the total number of shares of Common Stock issued to the Selling Stockholders pursuant to the Securities Purchase Agreement or issuable upon the conversion of the Series B Preferred Stock and Series C Preferred Stock issued pursuant to the Acquisition Agreement and the Securities Purchase Agreement. The Selling Stockholders may from time to time offer and sell any or all of the Resale Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement.

On October 13, 2026, we entered into the Securities Purchase Agreement, pursuant to which we sold an aggregate of 687,789 shares of Common Stock and 243,063 shares of Series C Preferred Stock, which are convertible into 243,063,000 shares of Common Stock pursuant to the Series C Certificate of Designation, at an aggregate purchase price of approximately $350.0 million. Also on October 13, 2026, we completed our acquisition of Velaris in accordance with the Acquisition Agreement, pursuant to which we issued an aggregate of 105,286 shares of Series B Preferred Stock, which are convertible into 105,286,000 shares of Common Stock pursuant to the Series B Certificate of Designation, and 33,054 shares of Series C Preferred Stock, which are convertible into 33,054,000 shares of Common Stock pursuant to the Series C Certificate of Designation, to certain of the Selling Stockholders.

We are registering the Resale Shares to permit the Selling Stockholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.

Except as otherwise disclosed herein, the Selling Stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

The following table sets forth the names of the Selling Stockholders, the number of shares of our Common Stock owned by the Selling Stockholders, the number of shares of our Common Stock that may be offered under this prospectus and the number of shares of our Common Stock that will be owned after this offering by the Selling Stockholders assuming all of the shares registered for resale hereby are sold.

The Selling Stockholders may sell some, all or none of their Resale Shares. We do not know how long the Selling Stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Resale Shares, except for lock-up agreements with certain Velaris stockholders as of immediately prior to the Asset Acquisition, pursuant to which each such Selling Stockholder is subject to a 180-day lockup on the sale or transfer of shares of Common Stock held by each such Selling Stockholder at the closing of the Transactions. The Resale Shares covered hereby may be offered from time to time by the Selling Stockholders, provided that Resale Shares issued upon conversion of Series B Preferred Stock and Series C Preferred Stock may only be offered after such shares of Series B Preferred Stock and Series C Preferred Stock, respectively, are converted to Common Stock pursuant to the terms of the Series B Certificate of Designation and Series C Certificate of Designation, respectively.

The information set forth below is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of the Series B Preferred Stock, Series C Preferred Stock, and Merger Common Shares in connection with the Transactions. The percentages of Common Stock owned after the offering by each Selling Stockholder below are based on 4,208,359 shares of Common Stock outstanding as of November 11, 2026, and, for each Selling Stockholder, assumes the conversion of only the Series B Preferred Stock and Series C Preferred Stock owned by such Selling Stockholder but not the Series B Preferred Stock and Series C Preferred Stock owned by any other Selling Stockholder.

Name of Selling Stockholders (1)	Common Stock Beneficially Owned Before Offering (2)	Common Stock that May Be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After Offering (2)
			Number	Percentage (%)
Entities associated with Fairmount Funds Management LLC (3)	174,937,789	174,937,789	—	—
Paragon Laboratories L.P. (4)	13,161,000	13,161,000	—	—
Palaris Holding LLC (5)	13,161,000	13,161,000	—	—
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund (6)	361,000	361,000	—	—
Fidelity Select Portfolios: Select Health Care Portfolio (6)	700,000	700,000	—	—
Variable Insurance Products Fund IV: VIP Health Care Portfolio (6)	100,000	100,000	—	—
Fidelity Select Portfolios: Biotechnology Portfolio (6)	600,000	600,000	—	—
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund (6)	208,200	200,000	8,200	—
Fidelity Rutland Square Trust II: Strategic Advisers Fidelity U.S. Total Stock Fund (6)	284,000	284,000	—	—
Fidelity Rutland Square Trust II: Strategic Advisers U.S. Total Stock Fund (6)	130,000	130,000	—	—
Fidelity Securities Fund: Fidelity Small Cap Growth Fund (6)	600,000	600,000	—	—
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund (6)	500,000	500,000	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (6)	1,138,000	1,138,000	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (6)	4,907,000	4,907,000	—	—
Fidelity Growth Company Commingled Pool (6)	6,469,000	6,469,000	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (6)	1,414,000	1,414,000	—	—
Fidelity Contrafund Commingled Pool (6)	4,058,000	4,058,000	—	—
Fidelity Contrafund: Fidelity Contrafund K6 (6)	2,305,000	2,305,000	—	—
Fidelity Contrafund: Fidelity Contrafund (6)	11,049,000	11,049,000	—	—
T. Rowe Price Small-Cap Stock Fund, Inc. (7)	5,717,000	5,717,000	—	—
T. Rowe Price Institutional Small-Cap Stock Fund (7)	3,124,000	3,124,000	—	—
T. Rowe Price Small-Cap Value Fund, Inc. (7)	2,787,000	2,787,000	—	—
T. Rowe Price U.S. Small-Cap Core Equity Trust (7)	2,753,000	2,753,000	—	—

Name of Selling Stockholders (1)	Common Stock Beneficially Owned Before Offering (2)	Common Stock that May Be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After Offering (2)
			Number	Percentage (%)
T. Rowe Price U.S. Small-Cap Value Equity Trust (7)	1,797,000	1,797,000	—	—
Costco 401(k) Retirement Plan (7)	422,000	422,000	—	—
T. Rowe Price U.S. Equities Trust (7)	193,000	193,000	—	—
T. Rowe Price Health Care ETF (7)	35,000	35,000	—	—
T. Rowe Price Spectrum Conservative Allocation Fund (7)	45,000	45,000	—	—
T. Rowe Price Spectrum Moderate Allocation Fund (7)	68,000	68,000	—	—
T. Rowe Price Spectrum Moderate Growth Allocation Fund (7)	188,000	188,000	—	—
T. Rowe Price Moderate Allocation Portfolio (7)	7,000	7,000	—	—
U.S. Small-Cap Stock Trust (7)	262,000	262,000	—	—
T. Rowe Price Small-Cap ETF (7)	7,000	7,000	—	—
Entities associated with Venrock Healthcare Capital Partners (8)	24,726,000	24,726,000	—	—
Wellington Biomedical Innovation Master Investors (Cayman) II, L.P. (9)	15,131,000	15,131,000	—	—
Wellington Private Investments Opportunities SPV 10, LLC (9)	540,000	540,000	—	—
Entities affiliated with Janus Henderson (10)	13,930,000	13,930,000	—	—
AI Biotechnology LLC (11)	12,189,000	12,189,000	—	—
Biotech Growth N.V. (12)	10,447,000	10,447,000	—	—
TCG Crossover Fund III, L.P. (13)	8,706,000	8,706,000	—	—
Entities affiliated with Deep Track Capital, LP (14)	6,964,000	6,964,000	—	—
Spruce Street Aggregator L.P. (15)	5,496,000	5,496,000	—	—
Perceptive Life Sciences Master Fund, Ltd. (16)	4,875,000	4,875,000	—	—
Entities affiliated with Sirenia Capital Management LP (17)	4,875,000	4,875,000	—	—
CDK Associates, L.L.C. (18)	4,501,000	4,501,000	—	—
Entities associated with ADAR1 Capital Management, LLC (19)	2,785,000	2,785,000	—	—
Trails Edge Biotechnology Master Fund, LP (20)	2,786,000	2,786,000	—	—
Woodline Master Fund LP (21)	696,000	696,000	—	—
Entities affiliated with Seven Grand Managers, LLC (22)	694,000	694,000	—	—
Third Street Holdings LLC (23)	450,000	450,000	—	—
Wedbush Healthcare Partners 2026 Fund, LLC (24)	348,000	348,000	—	—
Michael Henderson (25)	2,890,000	2,890,000	—	—
Dan Mulreany (26)	1,062,000	1,062,000	—	—
Carl Linden Dambkowski (27)	1,080,000	1,080,000	—	—
Julianne Bruno (28)	1,463,000	1,463,000	—	—
Michelle Pernice (28)	732,000	732,000	—	—
Matthew Batters (28)	366,000	366,000	—	—

Name of Selling Stockholders (1)	Common Stock Beneficially Owned Before Offering (2)	Common Stock that May Be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After Offering (2)
			Number	Percentage (%)
Emily Cloutier (28)	366,000	366,000	—	—
Rebecca Dabora (28)	366,000	366,000	—	—
Amy Moosey (28)	88,000	88,000	—	—
Kathleen Kelly (28)	59,000	59,000	—	—

*	Less than 1%
(1)

To our knowledge, unless otherwise indicated, all persons named in the table above have sole voting and investment power with respect to their shares of Common Stock. Unless an address is provided below, the address for the holder is 501 E. Las Olas Blvd., Suite 300, Fort Lauderdale, FL 33301.

(2)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. Notwithstanding the foregoing, the beneficial ownership amounts assume the sale of all Common Stock that may be offered pursuant to this prospectus without taking into account certain limitations, including that a holder of Series B Preferred Stock and Series C Preferred Stock is prohibited from converting shares of Series B Preferred Stock and Series C Preferred Stock into shares of Common Stock (i) prior to the Stockholder Approval, or (ii) if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (established by the holder between 0.00% and 19.99%) (the “Beneficial Ownership Limitation”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

(3)

Consists of 687,789 shares of Common Stock held directly by Fairmount Healthcare Co-Invest VII, L.P. (“Fairmount Co-Invest VII”) and (i) 105,286,000 shares of Common Stock issuable upon the conversion of 105,286 shares of Series B Preferred Stock held by Fairmount Healthcare Fund II, L.P. (“Fairmount Fund II”), (ii) 52,239,000 shares of Common Stock issuable upon the conversion of 52,239 shares of Series C Preferred Stock held by Fairmount Fund II and (iii) 16,725,000 shares of Common Stock issuable upon the conversion of 16,725 shares of Series C Preferred Stock held by Fairmount Co-Invest VII. The Series B Preferred Stock and Series C Preferred Stock held by Fairmount Fund II and Fairmount Co-Invest VII are subject to a Beneficial Ownership Limitation of 19.99%, which limitation restricts Fairmount Funds Management LLC (“Fairmount Funds Management”) and its affiliates from converting those shares of preferred stock that would result in Fairmount Funds Management and its affiliates owning, after conversion, a number of shares of Common Stock in excess of the applicable ownership limitation. At such time as Fairmount Funds Management and its affiliates beneficially own 9.0% or less of the shares of Common Stock, the Beneficial Ownership Limitation applicable to such shares will automatically reduce to 9.99%. Fairmount Funds Management serves as investment manager for Fairmount Fund II and Fairmount Co-Invest VII and may be deemed a beneficial owner of any of our securities held by Fairmount Fund II and Fairmount Co-Invest VII. Fairmount Fund II and Fairmount Co-Invest VII have delegated to Fairmount Funds Management the sole power to vote and the sole power to dispose of all securities held in their respective portfolios. Because Fairmount Fund II and Fairmount Co-Invest VII have divested themselves of voting and investment power over the securities they hold and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II and Fairmount Co-Invest VII disclaim beneficial ownership of the securities they hold. As managers of Fairmount Funds Management, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II and Fairmount Co-Invest VII. Fairmount Funds Management, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Harwin is a member of our Board of Directors. The address of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(4)

Consists of 13,161,000 shares of Common Stock issuable upon the conversion of 13,161 shares of Series C Preferred Stock held by Paragon Laboratories L.P. (“Paragon L.P.”), which Paragon L.P. received in the Asset Acquisition. Paragon Labs GP LLC is the general partner of Paragon L.P., and voting and investment decisions are made by a third-party manager. Paragon L.P.’s address is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428. Paragon L.P. is an affiliate of Paragon Laboratories, Inc., our counterparty under the Paragon Letter Agreement and the Paragon Option Agreement. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Paragon L.P. are subject to a Beneficial Ownership Limitation of 4.99%.

(5)

Consists of 13,161,000 shares of Common Stock issuable upon the conversion of 13,161 shares of Series C Preferred Stock held by Palaris Holding LLC (“Palaris”), which Palaris received in the Asset Acquisition. Palaris is managed by its board of managers, consisting of Matthew Batters, Emily Cox and Keri Lantz. Palaris’s address is 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Palaris are subject to a Beneficial Ownership Limitation of 4.99%.

(6)

Consists of shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock held by the applicable fund or account. These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC, all of which shares may be deemed to be beneficially owned by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of these funds and accounts are subject to a Beneficial Ownership Limitation of 15.00%.

(7)

Consists of shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock held by the applicable fund or account. T. Rowe Price Investment Management, Inc. (“TRPIM”) serves as investment advisor with power to direct investments and/or sole power to vote the securities owned by the funds and accounts listed above. TRPIM may be deemed to be the beneficial owner of all of the shares held by these funds and accounts; however, TRPIM expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPIM is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address of these funds and accounts is c/o T. Rowe Price Associates, Inc., 1307 Point Street, Baltimore, MD 21231. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of these funds and accounts are subject to a Beneficial Ownership Limitation of 9.99%.

(8)

Consists of (i) 12,363,000 shares of Common Stock issuable upon the conversion of 12,363 shares of Series C Preferred Stock held by Venrock Healthcare Capital Partners EG, L.P. (“VHCP EG”), (ii) 11,238,000 shares of Common Stock issuable upon the conversion of 11,238 shares of Series C Preferred Stock held by Venrock Healthcare Capital Partners III, L.P. (“VHCP III”) and (iii) 1,125,000 shares of Common Stock issuable upon the conversion of 1,125 shares of Series C Preferred Stock held by VHCP Co-Investment Holdings III, LLC (“VHCP III Co”). VHCP Management III, LLC (“VHCPM”) is the sole general partner of VHCP III and the sole manager of VHCP III Co. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCP EG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of VHCP EG, VHCP III and VHCP III Co are subject to a Beneficial Ownership Limitation of 9.99%.

(9)

Consists of (i) 15,131,000 shares of Common Stock issuable upon the conversion of 15,131 shares of Series C Preferred Stock held by Wellington Biomedical Innovation Master Investors (Cayman) II, L.P. (“Wellington Biomedical Fund”) and (ii) 540,000 shares of Common Stock issuable upon the conversion of 540 shares of Series C Preferred Stock held by Wellington Private Investments Opportunities SPV 10, LLC (“WPIO” and, together with Wellington Biomedical Fund, the “Wellington Selling Stockholders”). Wellington Management Company LLP (“WMC”) has the power to vote and dispose of the securities pursuant to WMC’s capacity as investment advisor on behalf of each of the Wellington Selling Stockholders. Wellington Biomedical Innovation II GP L.P. is the general partner of Wellington Biomedical Fund. Wellington Alternative Investments LLC (“WAI”) is the Manager of WPIO and Wellington Management Investment, Inc. is the Managing Member of WAI. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 181 partners (as of July 1, 2025). There are no external entities with any ownership interest in the firm. No single partner owns or has the right to vote more than 5% of WMC’s capital. Additional information about WMC is available in its Form ADV filed with the SEC. The address of the Wellington entities is 280 Congress Street, Boston, MA 02210. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of the Wellington Selling Stockholders are subject to a Beneficial Ownership Limitation of 19.99%.

(10)

Consists of (i) 11,426,000 shares of Common Stock issuable upon the conversion of 11,426 shares of Series C Preferred Stock held by Janus Henderson Biotech Innovation Master Fund Limited (“Janus Master Fund”) and (ii) 2,504,000 shares of Common Stock issuable upon the conversion of 2,504 shares of Series C Preferred Stock held by Janus Henderson Biotech Innovation Master Fund II Limited (“Janus Master Fund II” and, together with Janus Master Fund, the “Janus Funds”). Such shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, who acts as investment adviser for each of the Janus Funds and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of each of the Janus Funds. Under the terms of its management contract with each of the Janus Funds, Janus has overall responsibility for directing the investments of the Janus Funds in accordance with the investment objective, policies, and limitations. Each of the Janus Funds has one or more portfolio managers appointed by and serving at the pleasure of Janus who make decisions with respect to the disposition of the shares. The portfolio managers for the Janus Funds are Andrew Acker, Daniel S. Lyons, and Agustin Mohedas. The business address of each of the aforementioned parties is c/o Janus Henderson Investors US LLC, 151 Detroit Street, Denver, CO 80206. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of the Janus Funds are subject to a Beneficial Ownership Limitation of 19.99%.

(11)

Consists of 12,189,000 shares of Common Stock issuable upon the conversion of 12,189 shares of Series C Preferred Stock held by AI Biotechnology LLC. Access Industries Holdings LLC (“AIH”) directly controls all of the outstanding voting interest in AI Biotechnology LLC. Access Industries Management, LLC (“AIM”) controls AIH. Len Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIH. Each of Len Blavatnik, AIM and AIH may be deemed to have voting and investment power over the shares held by AI Biotechnology LLC and disclaims beneficial ownership of such shares. The address of each of AI Biotechnology LLC, AIM, AIH and Len Blavatnik is c/o Access Industries, Inc., 40 West 57th Street, 28th Floor, New York, NY 10019. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by AI Biotechnology LLC are subject to a Beneficial Ownership Limitation of 4.99%.

(12)

Consists of 10,447,000 shares of Common Stock issuable upon the conversion of 10,447 shares of Series C Preferred Stock held by Biotech Growth N.V. Biotech Growth N.V. is a wholly owned subsidiary of BB Biotech AG, a publicly held investment company, the shares of which are traded on the Swiss and German stock exchanges. The address of the principal business and principal office of each of the entities referenced in this footnote is Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Willemstad, Curaçao, Dutch Caribbean. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Biotech Growth N.V. are subject to a Beneficial Ownership Limitation of 9.99%.

(13)

Consists of 8,706,000 shares of Common Stock issuable upon the conversion of 8,706 shares of Series C Preferred Stock held by TCG Crossover Fund III, L.P. (“TCGX III”). TCG Crossover GP III, LLC (“TCGX III GP”) is the general partner of TCGX III and may be deemed to have voting, investment, and dispositive power with respect to the securities held by TCGX III. Chen Yu is the sole managing member of TCGX III GP and may be deemed to share voting, investment and dispositive power with respect to these securities. Each of TCGX III GP and Chen Yu disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest in such securities. The principal business address for TCGX III, TCGX III GP and Chen Yu is c/o TCG Crossover Management, LLC, 245 Lytton Ave., Suite 350, Palo Alto, CA 94301. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by TCGX III are subject to a Beneficial Ownership Limitation of 9.99%.

(14)

Consists of (i) 5,005,000 shares of Common Stock issuable upon the conversion of 5,005 shares of Series C Preferred Stock held by Deep Track Biotechnology Master Fund, Ltd., a Cayman Islands exempted company (“Deep Track Master Fund”), and (ii) 1,959,000 shares of Common Stock issuable upon the conversion of 1,959 shares of Series C Preferred Stock held by Deep Track Special Opportunities Fund, LP, a Delaware limited partnership (“Deep Track Special Opportunities” and, together with Deep Track Master Fund, the “Deep Track Funds”). Deep Track Capital GP, LLC (“General Partner”), a Delaware limited liability company, is the general partner of Deep Track Capital, LP (“Deep Track Capital”), a Delaware limited partnership. Deep Track Capital serves as investment manager to each of the Deep Track Funds and, in such capacity, may be deemed to have sole power to vote and to dispose of all shares held by the Deep Track Funds. David Kroin, as the managing member of the General Partner, may be deemed to have voting and investment power over the shares beneficially owned by Deep Track Capital. Each of Deep Track Capital and David Kroin disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is c/o Deep Track Capital, LP, 200 Greenwich Avenue, Greenwich, CT 06830. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of the Deep Track Funds are subject to a Beneficial Ownership Limitation of 9.99%.

(15)

Consists of 5,496,000 shares of Common Stock issuable upon the conversion of 5,496 shares of Series C Preferred Stock held by Spruce Street Aggregator L.P. (the “Spruce Street Fund”). Blackstone Alternative Asset Management Associates LLC is the general partner of the Spruce Street Fund. Blackstone Holdings II L.P. is the sole member of Blackstone Alternative Asset Management Associates LLC. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Spruce Street Fund directly or indirectly controlled by it or him, but each (other than the Spruce Street Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The Spruce Street Fund is an affiliate of a broker-dealer. The Spruce Street Fund has certified that it purchased the securities in the ordinary course of business and that, at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities. The address of each of the entities listed is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by the Spruce Street Fund are subject to a Beneficial Ownership Limitation of 4.99%.

(16)

Consists of 4,875,000 shares of Common Stock issuable upon the conversion of 4,875 shares of Series C Preferred Stock held by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive Fund”). Perceptive Advisors LLC (“Perceptive Advisors”) is the investment advisor of Perceptive Fund and may be deemed to have beneficial ownership of the shares beneficially owned thereby. Joseph Edelman is the controlling person of Perceptive Advisors and, accordingly, may be deemed to have beneficial ownership of the shares beneficially owned by each of Perceptive Fund and Perceptive Advisors. Perceptive Advisors, Perceptive Fund and Mr. Edelman disclaim beneficial ownership of all such shares except to the extent of his or its pecuniary interest therein. The address of Perceptive Fund is c/o Perceptive Advisors LLC, 51 Astor Place, 10th Floor, New York, NY 10003. The shares of Common Stock issuable upon conversion of the shares of

Series C Preferred Stock held by Perceptive Fund are subject to a Beneficial Ownership Limitation of 9.99%.
(17)

Consists of (i) 4,779,000 shares of Common Stock issuable upon the conversion of 4,779 shares of Series C Preferred Stock held by SILV Fund, Ltd. (“SILV Fund”) and (ii) 96,000 shares of Common Stock issuable upon the conversion of 96 shares of Series C Preferred Stock held by Manatee Access Fund LP (“Manatee”). Sirenia Capital Management LP (“Sirenia”) serves as the investment manager to SILV Fund and Manatee and, as a result, maintains voting and investment power with respect to the securities held by SILV Fund and Manatee. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Manatee, Sirenia GP and Mr. Silverstein disclaims beneficial ownership of such securities. The business address for the individual and entities referenced in this footnote is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of SILV Fund and Manatee are subject to a Beneficial Ownership Limitation of 9.99%.

(18)

Consists of 4,501,000 shares of Common Stock issuable upon the conversion of 4,501 shares of Series C Preferred Stock held by CDK Associates, L.L.C. (“CDK”). Bruce Kovner has voting and/or dispositive power over the holdings of CDK. The address of CDK is c/o CAM Capital, 731 Alexander Road, Bldg 2, Suite 500, Princeton, NJ 08540. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by CDK are subject to a Beneficial Ownership Limitation of 4.99%.

(19)

Consists of (i) 2,404,000 shares of Common Stock issuable upon the conversion of 2,404 shares of Series C Preferred Stock held by ADAR1 Partners, LP (“ADAR1”) and (ii) 381,000 shares of Common Stock issuable upon the conversion of 381 shares of Series C Preferred Stock held by Spearhead Insurance Solutions IDF, LLC – Series ADAR1 (“Spearhead”). ADAR1 Capital Management, LLC acts as an investment adviser to ADAR1, acts as sub-advisor to Spearhead, and manages investment and trading accounts of ADAR1 and Spearhead. ADAR1 Capital Management GP, LLC (“ADAR1 General Partner”) acts as the general partner of ADAR1. ADAR1 Capital Management, LLC may be deemed to indirectly beneficially own securities held by ADAR1 and Spearhead, and ADAR1 General Partner may be deemed to indirectly beneficially own securities held by ADAR1. Mr. Daniel Schneeberger is the Manager of ADAR1 Capital Management, LLC and ADAR1 General Partner. Mr. Schneeberger may be deemed to indirectly beneficially own securities held by ADAR1 and Spearhead. Mr. Schneeberger disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of ADAR1 Capital Management, LLC is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738, and the address of Spearhead is 169 Madison Ave, STE 30419, New York, NY 10016. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by ADAR1 are subject to a Beneficial Ownership Limitation of 4.99%, and the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Spearhead are subject to a Beneficial Ownership Limitation of 4.99%.

(20)

Consists of 2,786,000 shares of Common Stock issuable upon the conversion of 2,786 shares of Series C Preferred Stock held by Trails Edge Biotechnology Master Fund, LP (“Trails Edge Biotechnology”). Trails Edge Capital Partners, LP (“Trails Edge Capital”), as the investment manager to Trails Edge Biotechnology, may be deemed to beneficially own these securities. Ortav Yehudai, as the Chief Investment Officer of Trails Edge Capital, exercises voting and investment discretion with respect to these securities and as such may be deemed to beneficially own such securities. The address of these funds and persons is 3445 Peachtree Road NE, Suite 900, Atlanta, GA 30326. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Trails Edge Biotechnology are subject to a Beneficial Ownership Limitation of 9.99%.

(21)

Consists of 696,000 shares of Common Stock issuable upon the conversion of 696 shares of Series C Preferred Stock held by Woodline Master Fund LP (“Woodline”). Woodline Partners LP serves as the investment manager of Woodline and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these shares. The address of Woodline is Four Embarcadero Center, Suite 3450, San Francisco, CA 94111. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Woodline are subject to a Beneficial Ownership Limitation of 4.99%.

(22)

Consists of (i) 251,000 shares of Common Stock issuable upon the conversion of 251 shares of Series C Preferred Stock held by Riverview Omni Master Fund LP, (ii) 188,000 shares of Common Stock issuable upon the conversion of 188 shares of Series C Preferred Stock held by CM Sub-Advised Fund 2 Ltd, (iii) 8,000 shares of Common Stock issuable upon the conversion of 8 shares of Series C Preferred Stock held by Seven Grand Master Fund LP, (iv) 76,000 shares of Common Stock issuable upon the conversion of 76 shares of Series C Preferred Stock held by SummitTX Master, SPC – SummitTX Apex SP, (v) 63,000 shares of Common Stock issuable upon the conversion of 63 shares of Series C Preferred Stock held by SummitTX Master, SPC – SummitTX Alpha SP and (vi) 108,000 shares of Common Stock issuable upon the conversion of 108 shares of Series C Preferred Stock held by SummitTX Pinnacle Master, L.P. (collectively, the “Seven Grand Selling Stockholders”). Seven Grand Managers, LLC is the investment manager of each of the Seven Grand Selling Stockholders. Chris Fahy may be deemed to have investment discretion and voting power over the Common Stock held by the Seven Grand Selling Stockholders. The address of each entity listed in this footnote is 81 Pondfield Road, Suite C302, Bronxville, NY 10708, except that the address of SummitTX Master, SPC – SummitTX Apex SP, SummitTX Master, SPC – SummitTX Alpha SP and SummitTX Pinnacle Master, L.P. is c/o SummitTX Capital, LP, 201 Main Street, Suite 1900, Fort Worth, TX 76102. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of the Seven Grand Selling Stockholders are subject to a Beneficial Ownership Limitation of 9.99%.

(23)

Consists of 450,000 shares of Common Stock issuable upon the conversion of 450 shares of Series C Preferred Stock held by Third Street Holdings LLC (“Third Street”). Peter P. D’Angelo has voting and/or dispositive power over the holdings of Third Street. The address of Third Street is c/o Pelican Management, LLC, 731 Alexander Road, Bldg 2, Suite 500, Princeton, NJ 08540. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Third Street are subject to a Beneficial Ownership Limitation of 4.99%.

(24)

Consists of 348,000 shares of Common Stock issuable upon the conversion of 348 shares of Series C Preferred Stock held by Wedbush Healthcare Partners 2026 Fund, LLC. Benjamin Davey, Gary Wedbush and Burke Dempsey may be deemed to have voting and dispositive power with respect to the securities held by Wedbush Healthcare Partners 2026 Fund, LLC. Wedbush Healthcare Partners 2026 Fund, LLC is an affiliate of Wedbush Securities Inc., a registered broker-dealer that acted as a placement agent in the PIPE and as strategic financial advisor to Velaris in connection with the Asset Acquisition. Wedbush Healthcare Partners 2026 Fund, LLC has certified that it purchased the securities in the ordinary course of business and that, at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities. The address for Wedbush Healthcare Partners 2026 Fund, LLC is Four Embarcadero Center, Suite 2610, San Francisco, CA 94111. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Wedbush Healthcare Partners 2026 Fund, LLC are subject to a Beneficial Ownership Limitation of 9.99%.

(25)

Consists of (i) 2,194,000 shares of Common Stock issuable upon the conversion of 2,194 shares of Series C Preferred Stock held by Michael Henderson, which Dr. Henderson received in the Asset Acquisition, and (ii) 696,000 shares of Common Stock issuable upon the conversion of 696 shares of Series C Preferred Stock held by the Henderson Family Trust, which purchased such shares in the PIPE and of which Dr. Henderson is trustee. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Dr. Henderson and the Henderson Family Trust are subject to a Beneficial Ownership Limitation of 9.99%.

(26)

Consists of (i) 366,000 shares of Common Stock issuable upon the conversion of 366 shares of Series C Preferred Stock held by Dan Mulreany, which Mr. Mulreany received in the Asset Acquisition, and (ii) 696,000 shares of Common Stock issuable upon the conversion of 696 shares of Series C Preferred Stock purchased by Mr. Mulreany in the PIPE. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Mr. Mulreany are subject to a Beneficial Ownership Limitation of 4.99%.

(27)

Consists of (i) 732,000 shares of Common Stock issuable upon the conversion of 732 shares of Series C Preferred Stock held by Carl Dambkowski, which Dr. Dambkowski received in the Asset Acquisition, and (ii) 348,000 shares of Common Stock issuable upon the conversion of 348 shares of Series C Preferred

Stock held by The Carl Linden Dambkowski and Elisa Louise Radice Revocable Trust, which purchased such shares in the PIPE and of which Dr. Dambkowski is a trustee. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Dr. Dambkowski and such trust are subject to a Beneficial Ownership Limitation of 9.99%.
(28)

Consists of shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock received by the holder in the Asset Acquisition in respect of Velaris restricted stock, which remains subject to time-based vesting. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of these holders are subject to a Beneficial Ownership Limitation of 4.99%.

Relationship with the Selling Stockholders

In addition to the Securities Purchase Agreement, on October 14, 2026, in connection with the PIPE, we entered into a registration rights agreement (the “RRA”) with the Investors. Peter Harwin serves on our board of directors. Wedbush PacGrow served as lead financial advisor to Velaris with respect to the Asset Acquisition. We consider Paragon L.P., Palaris and Fairmount to be related parties. See the section titled “Prospectus Summary—Our Relationship with Fairmount and Paragon” for more information.

Registration Rights Agreement

Pursuant to the terms of our RRA, we agreed to prepare and file with the SEC a registration statement that permits the resale or other disposition of the shares of Common Stock issued in the PIPE and the shares of Common Stock issuable upon conversion of the Series C Preferred Stock to the Investors pursuant to the Securities Purchase Agreement and, subject to certain exceptions, use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective under the Securities Act for so long as such securities registered for resale thereunder retain their character as Registrable Securities (as defined in the RRA). We are filing this prospectus to satisfy our obligations under the RRA, as well as register for resale or other disposition the other Selling Stockholders’ shares of Common Stock issued upon conversion of the Series B Preferred Stock and Series C Preferred Stock issued to such Selling Stockholders pursuant to the Acquisition Agreement.

We have also agreed, among other things, to indemnify the Investors and each of their respective officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents, each person who controls any such Investor and the officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents of each such controlling person from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to our obligations under the RRA.

PLAN OF DISTRIBUTION

We are registering the Resale Shares issued to the Selling Stockholders to permit the sale, transfer or other disposition of these shares by the Selling Stockholders or their donees, pledgees, transferees or other successors-in-interest of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Stockholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time, and in the case of the Private Placement Conversion Shares and Merger Conversion Shares, may only be offered after such shares are converted to Common Stock pursuant to the terms of the Series B Certificate of Designation and Series C Certificate of Designation, as applicable, directly or through one or more underwriters, broker-dealers or agents. The Resale Shares may be sold on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the Selling Stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

In connection with the sale of Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of shares of Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with. We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Pursuant to the RRA, we have agreed to indemnify the Investors against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Pursuant to the RRA, we have agreed with the Investors to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Investors shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the RRA, such that they may be resold by the Investors without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 or any other rule of similar effect.

There can be no assurance that any Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000 shares have been designated as Series A-1 Convertible Preferred Stock, 1,000 shares have been designated as Series A-2 Convertible Preferred Stock, 105,286 shares have been designated as Series B Preferred Stock and 276,117 shares have been designated as Series C Preferred Stock.

Common Stock

Holders of Common Stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Except as described under “Anti-takeover Effects of Delaware Law and Provisions of our Certificate of Incorporation and Bylaws” below, a majority vote of the holders of Common Stock is generally required to take action under our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and amended and restated by-laws, as amended (the “Bylaws”). Holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of Common Stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and no sinking fund provisions are applicable to Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we have designated or may designate and issue in the future.

As of November 12, 2026, 4,208,359 shares of Common Stock were outstanding and held by 133 holders of record.

Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue up to an aggregate of 30,000,000 shares of preferred stock in one or more series. Our board of directors can designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on Common Stock, diluting the voting power of Common Stock, impairing the liquidation rights of Common Stock, or delaying, deferring or preventing a change in control of us, which might harm the market price of our Common Stock. See also “—Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws—Provisions of our Certificate of Incorporation and Bylaws—Undesignated preferred stock” below.

Our board of directors will make any determination to issue such shares of preferred stock based on its judgment as to our best interests and the best interests of our stockholders.

Series A-1 Preferred Stock and Series A-2 Preferred Stock

As of November 12, 2026, our board of directors had authorized the issuance of up to 1,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and 1,000 shares of Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”), of which 500 shares and 850 shares, respectively, were issued and outstanding.

Share Repurchase and Voting Agreement

Concurrently with the execution of the Acquisition Agreement, we entered into a Share Repurchase and Voting Agreement (the “Repurchase Agreement”) with the holders of all of our outstanding Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (together, the “Existing Series A Preferred Stock”). Pursuant to the Repurchase Agreement, among other things, (i) such holders agreed to convert their shares of Existing Series A Preferred Stock into shares of Common Stock prior to the record date for the stockholders’ meeting for the Stockholder Approval, to the extent permitted by the beneficial ownership limitations applicable thereto, (ii) such holders agreed to vote all of their shares of the Company’s capital stock in favor of the Conversion Approval and Authorized Share Increase, and (iii) following the Conversion Approval, we will repurchase all such shares of Common Stock and any remaining shares of Existing Series A Preferred Stock for an aggregate cash amount equal to the liquidation value of the Existing Series A Preferred Stock plus accrued dividends thereon (approximately $1.6 million if stockholder approval is obtained prior to February 2027). Such holders also consented to the Asset Acquisition and the related transactions and waived certain rights under the certificates of designation of the Existing Series A Preferred Stock. The Repurchase Agreement was approved by a committee of disinterested directors of the Board.

Series B Preferred Stock

As of November 12, 2026, our board of directors had authorized the issuance of up to 105,286 shares of Series B Preferred Stock, of which 105,286 shares were issued and outstanding. The terms of the Series B Preferred Stock are as set forth in the Series B Certificate of Designation, attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 13, 2026. Holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal to, on an as-if-converted-to-common stock basis, and in the same form as dividends actually paid on shares of Common Stock. Except as provided in the Series B Certificate of Designation or as otherwise required by law, the Series B Preferred Stock does not have voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, or alter or amend the Series B Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (b) issue further shares of Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock, (c) at any time while at least 30% of the originally issued Series B Preferred Stock remains issued and outstanding, (i) consummate (x) any Fundamental Transaction (as defined in the Series B Certificate of Designation) or (y) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, (ii) increase the size of the board of directors of the Company, (iii) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless such adoption, amendment or repeal has been approved by the unanimous vote of the board of directors of the Company, (iv) retain or replace the Company’s registered independent public accounting firm, independent compensation consultant or corporate counsel, or (d) enter into any agreement with respect to any of the foregoing. The Series B Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Following the Conversion Approval, each share of Series B Preferred Stock may, at the option of the holder, be converted into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series B Preferred Stock is prohibited from converting shares of Series B Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (established by the holder between 0% and 19.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. In addition, from and after the Conversion Approval, for so long as at least 30% of the originally issued Series B Preferred Stock remains outstanding, the holders of the Series B Preferred Stock, voting as a separate class, are entitled to elect two directors.

Series C Preferred Stock

As of November 12, 2026, our board of directors had authorized the issuance of up to 276,117 shares of Series C Preferred Stock, of which 276,117 shares were issued and outstanding. The terms of the Series C Preferred Stock are as set forth in the Series C Certificate of Designation, attached as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on October 13, 2026. Holders of Series C Preferred Stock are entitled to receive dividends on shares of Series C Preferred Stock equal to, on an as-if-converted-to-common stock basis, and in the same form as dividends actually paid on shares of Common Stock. Except as provided in the Series C Certificate of Designation or as otherwise required by law, the Series C Preferred Stock does not have voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series C Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, or alter or amend the Series C Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (b) issue further shares of Series C Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series C Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing. The Series C Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

On the third business day following the Conversion Approval, each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series C Preferred Stock is prohibited from converting shares of Series C Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (established by the holder between 0% and 19.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

We have no current plan to issue any additional shares of preferred stock.

Registration Rights

Certain of the holders of our Common Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to certain rights with respect to the registration of such securities as further provided under the heading “Selling Stockholders—Registration Rights Agreement.”

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of the DGCL, and of our Certificate of Incorporation could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our board of directors or management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware takeover statute

We are subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

•	Board composition and filling vacancies. Our Bylaws provide that the number of directors is fixed from time to time by resolution of our board of directors. Our directors are elected annually to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Any vacancy on our board of directors, including a vacancy resulting from an increase in the size of our board, may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by our stockholders.

•

Meetings of stockholders. Our Bylaws provide that only our board of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

•

Advance notice requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our Bylaws.

•

Amendment to Certificate of Incorporation and Bylaws. As required by the DGCL, any amendment of our Certificate of Incorporation must first be approved by a majority of our board of directors, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by our board of directors or by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.

•

Undesignated preferred stock. Our Certificate of Incorporation provides for 30,000,000 authorized shares of preferred stock, of which 383,403 shares have been designated as Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

•

Exclusive forum. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks subject matter jurisdiction, another state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative claim or cause of action brought on our behalf, (ii) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery, or (vi) any claim or cause of action against us or any of our current or former directors, officers or other employees governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although our Bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent’s address is 1110 Center Pointe Curve, Suite 101, Mendota Heights, MN 55120, and its telephone number is (929) 502-2760.

Exchange Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TCRT.”

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Alaunos Therapeutics, Inc. appearing in Alaunos Therapeutics, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us.

Information about us is also available at our website at https://www.alaunos.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder on Form S-3 (other than underwriting discounts and commissions, if any) are set forth below. The Selling Stockholders will not bear any portion of such expenses. Each item listed is estimated, except for the SEC registration fee:

SEC registration fee	$57,509
Printing and engraving	25,000
Legal fees and expenses	300,000
Accounting fees and expenses	25,000
Miscellaneous expenses	92,491

Total	$500,000

Item 15. Indemnification of Officers and Directors

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and that any amendment, repeal or modification of that provision will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to such amendment, repeal or modification. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our Certificate of Incorporation and Bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

The rights conferred by our Certificate of Incorporation and Bylaws are not exclusive of any other rights that a director or officer may have under any statute, agreement, vote of stockholders or disinterested directors or otherwise, and our obligation to indemnify or advance expenses to a person serving at our request with another entity is reduced by any amount such person collects from that entity. Our Certificate of Incorporation and Bylaws also permit us, to the extent permitted by applicable law, to indemnify and advance expenses to persons other than our directors and officers when and as authorized by appropriate corporate action.

We have entered into our standard form of indemnity agreement with each of our directors and executive officers. These agreements require us to indemnify each indemnitee, to the fullest extent permitted by the DGCL, against expenses (including attorneys’ fees and amounts paid in settlement, but excluding judgments, fines and penalties) actually and reasonably incurred in connection with any proceeding, including a proceeding by or in our right, arising out of the indemnitee’s service as our director, officer, employee or agent or, at our request, with another enterprise. The agreements also require us to advance expenses subject, if we so request, to an undertaking to repay amounts advanced if a court finally determines that the indemnitee is not entitled to indemnification. Indemnification is not available under the agreements for, among other things, proceedings initiated by the indemnitee (other than to enforce the agreement), settlements made without our consent, disgorgement of profits under Section 16(b) of the Exchange Act, or conduct finally adjudicated to have been in bad faith, knowingly fraudulent or willful misconduct.

We also maintain directors’ and officers’ liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 16. Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

2.1*	Agreement and Plan of Merger, dated as of October 13, 2026, by and among Alaunos Therapeutics, Inc., Valkyrie Merger Sub I, Inc., Valkyrie Merger Sub II, LLC and Velaris Therapeutics, Inc.	8-K	001-33038	2.1	10/13/2026

3.1	Third Amended and Restated Certificate of Incorporation of Alaunos Therapeutics, Inc., as amended.	8-K	001-33038	3.1	7/17/2024

3.2	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of Alaunos Therapeutics, Inc.	8-K	001-33038	3.1	7/10/2025

3.3	Second Amended and Restated Bylaws of Alaunos Therapeutics, Inc.	8-K	001-33038	3.1	9/17/2026

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock.	8-K	001-33038	3.1	4/14/2025

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A-2 Convertible Preferred Stock.	8-K	001-33038	3.1	6/26/2025

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock.	8-K	001-33038	3.1	10/13/2026

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.7	Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock.	8-K	001-33038	3.2	10/13/2026

4.1	Specimen Common Stock Certificate.	SB-2	333-129020	4.1	10/14/2005

4.2	Form of Registration Rights Agreement, by and among Alaunos Therapeutics, Inc. and the investors signatory thereto.	8-K	001-33038	10.2	10/13/2026

4.3	Form of Share Repurchase and Voting Agreement, by and among Alaunos Therapeutics, Inc., Velaris Therapeutics, Inc. and the holders party thereto	8-K	001-33038	10.3	10/13/2026

5.1	Opinion of Gibson, Dunn & Crutcher LLP					X

10.1*	Securities Purchase Agreement, dated as of October 13, 2026, by and among Alaunos Therapeutics, Inc. and each investor listed on Exhibit A thereto.	8-K	001-33038	10.1	10/13/2026

10.2*†	Fusion Protein Discovery and Option Agreement, dated as of October 13, 2026, by and between Paragon Laboratories, Inc. and Velaris Therapeutics, Inc.					X

10.3*†	Research Letter Agreement, dated as of July 17, 2026, by and between Paragon Laboratories, Inc. and Velaris Therapeutics, Inc.					X

23.1	Consent of Cherry Bekaert LLP					X

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page to the registration statement)					X

107	Filing Fee Table					X

*

Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished.

†	Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) customarily and actually treated as private or confidential.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i),(ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on November 12, 2026.

ALAUNOS THERAPEUTICS, INC.

By:	/s/ Holger Weis
Holger Weis
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Holger Weis and Ferdinand Groenewald, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and generally to do all such things in his or her name and behalf in his or her capacity as officers and directors to enable Alaunos Therapeutics, Inc. to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Holger Weis Holger Weis	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	November 12, 2026

/s/ Ferdinand Groenewald Ferdinand Groenewald	Vice President, Finance (Principal Accounting Officer)	November 12, 2026

/s/ Robert W. Postma Robert W. Postma	Director	November 12, 2026

/s/ Jaime Vieser Jaime Vieser	Director	November 12, 2026

/s/ Michael A. Jerman Michael A. Jerman	Director	November 12, 2026

/s/ Peter Harwin Peter Harwin	Director	November 12, 2026

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